Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC. RECEIVES NASDAQ DEFICIENCY LETTER

Perris, Calif.—April 29, 2008—Modtech Holdings, Inc., (Nasdaq: MODT) today announced that on April 24, 2008, it received a letter from The NASDAQ Stock Market notifying the company that, for the last 30 consecutive trading days, the publicly held shares of the company’s common stock had not maintained a minimum market value of $5 million as required for continued inclusion on The NASDAQ Global Market by Marketplace Rule 4450(a)(2). In accordance with Marketplace Rule 4450(e)(1), NASDAQ has given the company 90 calendar days, or until July 23, 2008 to regain compliance with the minimum market value rule. The notification has no effect on the listing of the company’s common stock at this time.

If at any time before July 23, 2008, the market value of Modtech’s publicly held shares of common stock is $5 million or greater for a minimum of 10 consecutive trading days, NASDAQ will provide the company with written notification that it has achieved compliance with Marketplace Rule 4450(a)(2) and Modtech’s shares will continue to trade on The NASDAQ Global Market. If Modtech does not regain compliance by July 23, 2008, the NASDAQ Staff will provide written notification that the company’s securities will be delisted. At that time, Modtech can appeal the Staff’s determination to a Listing Qualifications Panel.

Modtech is currently evaluating its alternatives to resolve the listing deficiency. If it is unable to resolve the listing deficiency, it may apply to transfer its common stock to The NASDAQ Capital Market if its securities satisfy the requirements for continued inclusion for that market. If Modtech submits a transfer application and pays the applicable listing fees by July 23, 2008, the initiation of the delisting proceedings will be stayed pending the NASDAQ Staff´s review of the application. If the Staff does not approve the transfer application, it will provide written notification to Modtech that its common stock will be delisted.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

For more information please contact Modtech Holdings Inc at 888-929-0998 or www.modtech.com.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the company assumes no obligation to update such statements.

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